AMERICAN CONSUMERS, INC.
                           NET INCOME PER COMMON SHARE
                                   EXHIBIT 11

                                         THIRTEEN WEEKS ENDED        THIRTY-NINE WEEKS ENDED
                                       ------------------------      -----------------------
                                        March 2,       March 3,       March 2,      March 3,
                                          2002           2001           2002          2001
                                       ---------      ---------      ---------      --------
Net income (loss) for computing
  income (loss) per common share       $ (74,444)     $ (12,494)     $(253,893)     $  6,513
                                       =========      =========      =========      ========

Weighted average number of
   common shares outstanding
   during each period                    826,403        834,081        826,247       833,520
                                       =========      =========      =========      ========

Net income (loss) per common share     $  (0.090)     $  (0.015)     $  (0.307)     $  0.008
                                       =========      =========      =========      ========